Exhibit J(1)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to the Registration Statement No. 33-73824 on Form N-1A of the MassMutual Institutional Funds, of our report dated February 17, 2004 appearing in the Annual Report to Shareholders of MassMutual Money Market Fund, MassMutual Short-Duration Bond Fund, MassMutual Core Bond Fund, MassMutual Diversified Bond Fund, MassMutual Balanced Fund, MassMutual Core Value Equity Fund, MassMutual Fundamental Value Fund, MassMutual Value Equity Fund, MassMutual Large Cap Value Fund, MassMutual Indexed Equity Fund, MassMutual Blue Chip Growth Fund, MassMutual Large Cap Growth Fund, MassMutual Growth Equity Fund, MassMutual Aggressive Growth Fund, MassMutual OTC 100 Fund, MassMutual Focused Value Fund, MassMutual Small Company Value Fund, MassMutual Small Cap Equity Fund, MassMutual Mid Cap Growth Equity Fund, MassMutual Mid Cap Growth Equity II Fund, MassMutual Small Cap Growth Equity Fund, MassMutual Small Company Growth Fund, MassMutual Emerging Growth Fund, MassMutual International Equity Fund and MassMutual Overseas Fund for the year ended December 31, 2003, and of our report dated February 17, 2004 appearing in the Annual Report to Shareholders of MassMutual Inflation-Protected Bond Fund, MassMutual Strategic Balanced Fund, MassMutual Destination Retirement Income Fund, MassMutual Destination Retirement 2010 Fund, MassMutual Destination Retirement 2020 Fund, MassMutual Destination Retirement 2030 Fund and MassMutual Destination Retirement 2040 Fund for the period ended December 31, 2003.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “independent accountants” in the Statement of Additional Information, which are a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 28, 2004